Exhibit 99(h)
CONSENT OF PERSONS NAMED TO BECOME A DIRECTOR
     I hereby consent to the use of my name and any references to me as a person nominated to become a director of ProAssurance Corporation, a Delaware corporation (the “Corporation”), in the Registration Statement of the Corporation on Form S-4, and any and all amendments or supplements thereto, to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.
Dated: May 10, 2006

/s/ William J. Listwan
William J. Listwan